Exhibit 3.2

CERTIFICATE OF MERGER OF

AMERICAN TOWER CORPORATION

WITH AND INTO

AMERICAN TOWER REIT, INC.

Pursuant to Title 8, Section 251(c) of the General Corporation Law of the State of Delaware (the “DGCL”), American Tower REIT, Inc., a Delaware corporation (“American Tower REIT”), hereby certifies the following information relating to the merger of American Tower Corporation, a Delaware corporation (“American Tower”), with and into American Tower REIT (the “Merger”).

FIRST: The name and state of incorporation of each of the constituent corporations that is a party to the Merger (the “Constituent Corporations”), are as follows:

Name	State

American Tower Corporation	Delaware

American Tower REIT, Inc.	Delaware

SECOND: An Agreement and Plan of Merger, dated as of August 24, 2011 (the “Merger Agreement”), by and between American Tower and American Tower REIT, setting forth the terms and conditions of the Merger, has been approved, adopted, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 (and, with respect to American Tower REIT, by the written consent of its sole stockholder in accordance with Section 228) of the DGCL.

THIRD: The name of the surviving corporation is American Tower REIT, Inc., a Delaware Corporation (the “Surviving Corporation”). The name of the Surviving Corporation shall be amended in the Merger to be “American Tower Corporation.”

FOURTH: The Certificate of Incorporation of American Tower REIT as in effect immediately prior to the Merger shall be the Certificate of Incorporation of the Surviving Corporation, except that, pursuant to the Merger Agreement, immediately following the Merger, Article First of the Certificate of Incorporation of the Surviving Corporation shall be amended to substitute the words “American Tower Corporation” for the words “American Tower REIT, Inc.”

FIFTH: This Certificate of Merger, and the Merger provided for herein, shall become effective at 11:59 p.m. Eastern Time on December 31, 2011.

SIXTH: The executed Merger Agreement is on file at an office of the Surviving Corporation, which is located at 116 Huntington Avenue, Boston, Massachusetts 02116.

SEVENTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

[signature page follows]

IN WITNESS WHEREOF, American Tower REIT, Inc. has caused this Certificate of Merger to be executed by a duly authorized officer on this 27th day of December, 2011.

AMERICAN TOWER REIT, INC.

By:	/s/ Edmund DiSanto
Name:	Edmund DiSanto
Title:	Executive Vice President, Chief
Administrative Officer, General Counsel
and Secretary